STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.

Name of Statutory Trust:  Cottonwood Mutual Funds

2.

The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:  Daniel T. Hart is hereby designated as the sole Trustee as of August 15, 2011.

3.

(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date)  This Certificate of Amendments shall be effective:  upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of September, 2011 A.D.

By:

/s/ Daniel T. Hart

Trustee

Name:

Daniel T. Hart

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